Exhibit 5.1

July 24, 2025

Gelteq Limited

Level 19, 644 Chapel Street,

South Yarra VIC

Re:	Registration Statement on Form F-1

Dear Sir/Madam

1.	We have acted as Australian counsel to Gelteq Limited, an Australian public limited corporation (the “Company”), in connection with the provision of this opinion letter to support its filing of a registration statement on Form F-1, No. 333-288442, and any amendment thereto (the “Registration Statement”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 1, 2025.

2.	The Registration Statement relates to the proposed resale of up to 4,000,000 of the ordinary shares (the “Shares”) of the Company, no par value (“Ordinary Shares”), by the selling shareholder, Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to (i) a certain purchase agreement (“Purchase Agreement”) and (ii) a certain registration rights agreement (“Registration Rights Agreement”) entered into between the Company and Lincoln Park, each respectively dated 13 March 2025. The Shares consist of: (i) 175,000 Ordinary Shares (the “Commitment Shares”) issued to Lincoln Park as consideration for its irrevocable commitment to purchase Ordinary Shares pursuant to the Purchase Agreement and (ii) up to 3,825,000 Ordinary Shares that may be issued to Lincoln Park from time to time hereafter pursuant to the Purchase Agreement (the “Purchase Shares”).

3.	For the purposes of this opinion, we have examined and relied upon copies of the documents listed in the Schedule hereto attached.

4.	In such examination, we have assumed:

a.	the genuineness of all signatures;

b.	the authenticity of all documents submitted to us as originals;

c.	the conformity to original documents of all documents submitted to us as copies (certified or otherwise);

d.	the authenticity of the originals of such copies;

e.	all information contained in all documents reviewed by us is true and correct;

f.	that resolutions of the board of directors of the Company (the “Board”) that we have relied upon for the purposes of this opinion have not been, and will not be, varied or revoked after the date of this opinion and that the meetings of the Board (each director of the board of the Company, a “Director”) at which the resolutions were considered were properly convened, all Directors who attended and voted were entitled to do so, the resolutions were properly passed, and the Directors have performed their duties properly and all provisions relating to the declaration of Directors’ interests or the power of interested Directors were duly observed;

g.	the accuracy of any searches obtained from the Australian Securities and Investments Commission (“ASIC”) in relation to the Company and its subsidiaries;

Vistra Australia | Suite 2 Level 11,385 Bourke Street, Melbourne Vic 3000 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: + 613 9692 7222

This document must be read in conjunction with our Legal and regulatory notice at vistra.com/notices.

h.	the accuracy of any searches obtained from any other Australian agencies in relation to the Company, its subsidiaries and its Directors;

i.	each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder;

j.	each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; and

k.	the Board, or as the case may be, such person(s) as authorised by the Board, shall resolve to approve the allotment and issue of the Purchase Shares to be sold under the Purchase Agreement and registration of such shares with Lincoln Park under the Registration Rights Agreement with Lincoln Park as a selling shareholder.

5.	Our opinion is subject to:

a.	the Registration Statement, and any amendments thereto (including all necessary post-effective amendments), becoming effective under the Securities Act (and on the assumption that it will remain effective at the time of issuance of any Securities thereunder); and

b.	the terms of the Purchase Agreement and Registration Rights Agreement being in conformity with the Company’s Constitution, the Australian Corporations Act 2001 (Cth) (the “Corporations Act”) and the listing rules of the Nasdaq Stock Market LLC, and in the manner stated in the Registration Statement, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

6.	Based upon and subject to the foregoing, we are of the opinion that:

a.	the Company is duly incorporated and validly existing under the laws of the Commonwealth of Australia in good standing (as such term is not defined under the Corporations Act, meaning solely that there are no current orders for the winding up of, or appointment of a receiver or liquidator for the Company or any notice of its proposed deregistration);

b.	the Commitment Shares have been duly authorized and were validly issued, fully paid, and non-assessable;

c.	the issue of the Purchase Shares to Lincoln Park in accordance with the terms of the Purchase Agreement has been duly authorized;

d.	when issued and paid for as contemplated in the Registration Statement, the Purchase Shares will be validly issued, fully paid and non-assessable (for the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of ordinary shares has no clear meaning under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such ordinary shares, having fully paid all amounts due on such ordinary shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such ordinary shares).

7.	The opinions expressed above are limited to the laws of the Commonwealth of Australia and we do not express any opinion as to the effect of any other laws, in particular as to whether an agreement or security which is governed by a law other than laws of the Commonwealth of Australia is valid and binding. This opinion letter is limited to the matters stated herein; no opinion may be inferred beyond the matters expressly stated.

8.	This opinion letter will be deemed to have been delivered as of the date of effectiveness of the Registration Statement and will speak as of such date.

Vistra Australia | Suite 2 Level 11,385 Bourke Street, Melbourne Vic 3000 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: + 613 9692 7222

This document must be read in conjunction with our Legal and regulatory notice at vistra.com/notices.

9.	We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours sincerely

/s/ Vistra Legal

Vistra Australia Legal Services Pty Ltd t/a Vistra Legal Australia

SCHEDULE – LIST

Name of document
1.	the Registration Statement
2.	the Constitution of Gelteq Limited
3.	a search obtained from ASIC regarding Gelteq Limited on 24 July 2025
4.	the Purchase Agreement dated 13 March 2025
5.	the Registration Rights Agreement 13 March 2025
6.	copy of written resolutions of the director Company approving the issuance of the Commitment Shares and the Purchase Shares

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Vistra Australia | Suite 2 Level 11,385 Bourke Street, Melbourne Vic 3000 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: + 613 9692 7222

This document must be read in conjunction with our Legal and regulatory notice at vistra.com/notices.